CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated April 27, 2011, accompanying the financial statements of Insured Laddered Trust, Series 7 (included in Van Kampen Unit Trusts, Taxable Income Series 92) as of December 31, 2010, and for each of the three years in the period then ended and the financial highlights for the period from January 31, 2006 (date of deposit) through December 31, 2006 and for each of the four years in the period ended December 31, 2010, contained in this Post-Effective Amendment No. 5 to Form S-6 (File No. 333-129590) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
April 27, 2011